Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 November 12, 2010

Barclays Bank PLC Autocallable Optimization Securities with Contingent Protection Linked to the Russell 2000® Index due November 25, 2015

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Russell 2000® Index (the “underlying index). The Securities are designed for investors who believe that the level of the underlying index will increase over the term of the Securities. The Securities will be called automatically if the underlying index closes at or above the closing level of the underlying index on the Trade Date (the “Initial Level”) on any Observation Date, which will occur first on or about November 23, 2011, and then quarterly thereafter as described on page FWP-4 of this free writing prospectus. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying index closes below the Trigger Level, which will be set to equal 50% of the Initial Level, on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying index closes at a level equal to or above the Initial Level on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party.

Features

❑

Tactical Investment Opportunity—If you believe the underlying index will appreciate over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing level of the underlying index on any Observation Date is equal to or greater than the closing level of the underlying index on the Trade Date. If the Securities are not called, investors will have downside market exposure to the underlying index at maturity, subject to the contingent protection feature.

❑

Contingent Protection Feature—If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying index is above or equal to the Trigger Level on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying index closes below the Trigger Level on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates1

Trade Date:	November 19, 2010
Settlement Date:	November 24, 2010
Final Valuation Date[2]:	November 19, 2015
Maturity Date[2]:	November 25, 2015

[1]

Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

[2]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” in the prospectus supplement.

Security Offering

These preliminary terms relate to Securities linked to the performance of shares of the Russell 2000® Index. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Index	Call Return*	Initial Level*	Trigger Level	CUSIP	ISIN
Russell 2000® Index (RTY)	9.00% - 11.00%	•	50% of the Initial Level	06740P783	US06740P7832

*	Actual Call Return and Initial Level to be determined on the Trade Date.

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010 and this free writing prospectus.

See “Key Risks” on page FWP-7 of this free writing prospectus, “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Russell 2000® Index (RTY)	$[•]	100%	$[•]	2.50%	$[•]	97.50%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, the index supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

♦	Prospectus supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

♦	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires.

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Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying index will not close below the Trigger Level, which is 50% of the Initial Level, on the Final Valuation Date.

♦	You believe the underlying index will close at or above the Initial Level on any one of the specified Observation Dates, including the Final Valuation Date.

♦

You are willing to hold securities that will be called on any Observation Date on which the underlying index closes at or above the Initial Level, or you are otherwise willing to hold such securities to maturity.

♦	You believe the underlying index will remain stable for the term of the Securities and will close at or above the Initial Level on the Final Valuation Date.

♦

You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of between 9.00% to 11.00% (the actual Call Return will be determined on the Trade Date), regardless of the appreciation of the underlying index, which may be significant.

♦	You are willing to forgo dividends paid on the shares of the component stocks of the underlying index.

♦	You are willing to hold the Securities to maturity, a term of 5 years, and are aware that there may be little or no secondary market for the Securities.

♦	You do not seek current income from this investment.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

♦	You are willing to make an investment where you could lose some or all of your principal.

The Securities may not be suitable for you if:

♦	You believe the underlying index will close below the Trigger Level, which is 50% of the Initial Level, on the Final Valuation Date.

♦	You do not believe the underlying index will close at or above the Initial Level on any one of the specified Observation Dates, including the Final Valuation Date.

♦	You seek an investment that is fully principal protected.

♦	You are not willing to make an investment in which you could lose up to 100% of your principal.

♦

You seek an investment whose return is not limited to the specified Call Return, an annualized return of between 9.00% to 11.00% (the actual Call Return will be determined on the Trade Date), regardless of the appreciation of the underlying index, which may be significant.

♦	You seek an investment for which there will be an active secondary market.

♦

You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying index closes at or above the Initial Level, or you are otherwise unable or unwilling to hold such securities to maturity.

♦	You prefer to receive dividends paid on the shares of the component stocks of the underlying index.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page FWP-7 as well as the “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to an investment in the Securities.

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Indicative Terms[1]

Issuer:	Barclays Bank PLC
Principal Amount per Security:	$10.00 per Security
Term[2]:	5 years, unless called earlier
Underlying Index[3]:	Russell 2000® Index (Ticker: RTY) (the “underlying index”)
Call Feature:	The Securities will be called if the closing level of the underlying index on any Observation Date is at or above the Initial Level.
Observation Dates[2,4]:	The first Observation Date will occur on or about November 23, 2011; Observation Dates will occur quarterly thereafter on or about February 21, 2012, May 21, 2012, August 20, 2012, November 19, 2012, February 19, 2013, May 20, 2013, August 19, 2013, November 19, 2013, February 19, 2014, May 19, 2014, August 19, 2014, November 19, 2014, February 19, 2015, May 19, 2015, August 19, 2015 and November 19, 2015 (the “Final Valuation Date”).
Call Settlement Dates:	Four (4) business days following the applicable Observation Date.
Call Return:	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized rate of return of between 9.00% to 11.00% (the actual Call Return will be determined on the Trade Date). The table below assumes a Call Return of 10.00% per annum (the midpoint of the expected range).

Observation Date[2,4]	Call Return (numbers below assume 10.00% per annum)*	Call Price (per $10.00)*
November 23, 2011	10.00%	$11.00
February 21, 2012	12.50%	$11.25
May 21, 2012	15.00%	$11.50
August 20, 2012	17.50%	$11.75
November 19, 2012	20.00%	$12.00
February 19, 2013	22.50%	$12.25
May 20, 2013	25.00%	$12.50
August 19, 2013	27.50%	$12.75
November 19, 2013	30.00%	$13.00
February 19, 2014	32.50%	$13.25
May 19, 2014	35.00%	$13.50
August 19, 2014	37.50%	$13.75
November 19, 2014	40.00%	$14.00
February 19, 2015	42.50%	$14.25
May 19, 2015	45.00%	$14.50
August 19, 2015	47.50%	$14.75
November 19, 2015	50.00%	$15.00
*Call Return and Call Price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security)[5]:

If the Securities are not called and the Final Level is above or equal to the Trigger Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying index declines.

Underlying Return:	Final Level – Initial Level Initial Level
Trigger Level:	50% of the Initial Level
Initial Level:	The closing level of the underlying index on the Trade Date.
Final Level:	The closing level of the underlying index on the Final Valuation Date.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying index declines.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates (including the Final Valuation Date) and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.

[3]

For a description of adjustments that may affect the underlying index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

[4]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Asset or Variables (other than Commodities)” in the prospectus supplement.

[5]

Any payment on the Securities, including any contingent protection, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due and is not, either directly or indirectly, an obligation of any third party.

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Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term	5 years
Initial Level:	725.98
Call Return:	10.00% per annum (the midpoint of the range of 9.00% to 11.00%), resulting in 2.50% per quarterly period occurring after the 1st year
Observation Dates:	The first Observation Date will occur on or about November 23, 2011; Observation Dates will occur quarterly thereafter as set forth under “Indicative Terms” in this free writing prospectus.
Trigger Level:	362.99 (which is 50% of the Initial Level)

Example 1—Securities are Called on the First Observation Date

Closing level at first Observation Date:	725.98 (at or above Initial Level, Securities are called)
Call Price (per $10.00)	$11.00

Because the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $11.00 per $10.00 principal amount (10.00% total return on the Securities).

Example 2—Securities are Called on the Final Valuation Date

Closing level at first Observation Date:	689.68 (below Initial Level, Securities NOT called)
Closing level at second Observation Date:	704.20 (below Initial Level, Securities NOT called)
Closing level at third Observation Date:	682.42 (below Initial Level, Securities NOT called)
Closing level at fourth to sixteenth Observation Date:	Various (all below Initial Level, Securities NOT called)
Closing level at Final Valuation Date:	762.28 (at or above Initial Level, Securities are called)
Call Price (per $10.00)	$15.00

Because the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $15.00 per $10.00 principal amount (50.00% total return on the Securities).

Example 3—Securities are NOT Called and the Final Level is above the Trigger Level on the Final Valuation Date

Closing level at first Observation Date:	689.68 (below Initial Level, Securities NOT called)
Closing level at second Observation Date:	704.20 (below Initial Level, Securities NOT called)
Closing level at third Observation Date:	682.42 (below Initial Level, Securities NOT called)
Closing level at fourth to sixteenth Observation Date:	Various (all below Initial Level, Securities NOT called)
Closing level at Final Valuation Date:	718.72 (below Initial Level, but above the Trigger Level, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00

Because the Securities are not called and the Final Level is not below the Trigger Level on the Final Valuation Date, at maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4—Securities are NOT Called and the Final Level is below the Trigger Level on the Final Valuation Date

Closing level at first Observation Date:	689.68 (below Initial Level, Securities NOT called)
Closing level at second Observation Date:	704.20 (below Initial Level, Securities NOT called)
Closing level at third Observation Date:	682.42 (below Initial Level and Trigger Level, Securities NOT called)
Closing level at fourth to sixteenth Observation Date:	Various (all below Initial Level, Securities NOT called)
Closing level at Final Valuation Date:	355.73 (below Initial Level and Trigger Level, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 × [1 + Underlying Return] $10.00 × (1 – 51.00%) $4.90

Because the Securities are not called and the Final Level is below the Trigger Level on the Final Valuation Date, at maturity, you will receive a total of $4.90 per $10.00 principal amount (a 51.00% loss on the Securities).

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What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described below. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect. Other alternative treatments for your Securities may also be possible under current law. For example, it is possible that the Securities could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Securities are so treated, you would be required to accrue interest income over the term of your Securities and you would recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Securities. Any gain you recognize upon the sale, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Securities, and thereafter would be capital loss.

It is also possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Securities is determined, even though you will not receive any amounts in respect of your Securities prior to the redemption or maturity of the Securities. Under this alternative treatment, if your Securities are redeemed on the first Call Settlement Date, you may be treated as having a holding period that is less than one year even if you receive cash upon the redemption of your Securities at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Securities as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

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Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the component stocks of the underlying index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal—The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on whether the underlying index closes at or above the Initial Level on an Observation Date. You will lose some or all of your principal if the Securities are not called prior to the Maturity Date and the Final Level is below the Trigger Level on the Final Valuation Date.

♦

The call feature limits your potential return—The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Price, regardless of the appreciation of the underlying index, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying index. In addition, because the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.

♦

Reinvestment risk—If your Securities are called early, the holding period over which you would receive the per annum return of 9.00% to 11.00% (actual annualized return to be determined on the Trade Date) could be as little as one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Securities are called prior to the Maturity Date.

♦

Contingent principal protection—The Securities provide contingent principal protection only if the Final Level is above or equal to the Trigger Level on the Final Valuation Date, and you hold the Securities to maturity. Contingent protection provided at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

♦

No interest payments, dividend payments or voting rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of the component stocks of the underlying index would have.

♦

There may be little or no secondary market for the Securities—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Owning the Securities is not the same as owning the stocks comprising the underlying index—The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the underlying index. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.

♦

Credit of Issuer—The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.

♦

Price prior to maturity—The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the component stocks of the underlying index; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity—While the payment at maturity for the offered Securities described in this free writing prospectus is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.25 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

There is a high probability that the Securities will be called or that the underlying index will fall below the Trigger Level—Since its inception, the underlying index has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. At the same time, there is also a high probability that the underlying index will close below the Trigger Level on the Final Valuation Date, eliminating the contingent principal protection feature and exposing you to the loss of some or all of your principal investment.

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♦

Potential Barclays Bank PLC impact on market price of underlying index—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying index and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index or the equity securities comprising the underlying index, may adversely affect the market price of the underlying index and, therefore, the market value of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Taxes—The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Russell 2000® Index (RTY)

The Russell 2000® Index is published by Frank Russell Company. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. It measures the composite price performance of approximately 2,000 companies domiciled in the United States, its territories, and those countries designated as benefit driven countries. Benefit driven countries are countries that offer operational, tax, political or other financial market benefits to companies that incorporate within such countries. All 2000 stocks trade on a major U.S. stock exchange. The Russell 2000® Index comprises the 2,000 smallest companies of the Russell 3000® Index and represented, as of January 29, 2010, approximately 8.8% of its total market capitalization. The Russell 3000® Index, in turn comprises the 3000 largest U.S. companies as measured by total market capitalization, which together represented, as of January 29, 2010, approximately 98% of the U.S. equity markets open to public investment.

The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The information on the Russell 2000® Index provided in this free writing prospectus should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Russell 2000® Index” in the index supplement.

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Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, based on daily closing levels as reported by Bloomberg. The closing level of the underlying index on November 9, 2010 was 725.98. The historical performance of the underlying index should not be taken as an indication of the future performance of the underlying index during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	3/31/2004	601.50	557.63	590.31
4/1/2004	6/30/2004	606.39	535.34	591.52
7/1/2004	9/30/2004	582.72	517.10	572.94
10/1/2004	12/31/2004	654.57	564.88	651.57
1/3/2005	3/31/2005	644.95	604.53	615.07
4/1/2005	6/30/2005	644.19	575.02	639.66
7/1/2005	9/30/2005	688.51	643.04	667.80
10/3/2005	12/30/2005	690.57	621.57	673.22
1/3/2006	3/31/2006	765.14	684.05	765.14
4/3/2006	6/30/2006	781.83	672.72	724.67
7/3/2006	9/26/2006	734.48	671.94	725.59
10/2/2006	12/29/2006	797.73	718.35	787.66
1/3/2007	3/30/2007	829.44	760.06	800.71
4/2/2007	6/29/2007	855.09	803.22	833.70
7/2/2007	9/28/2007	855.77	751.54	805.45
10/1/2007	12/31/2007	845.72	735.07	766.03
1/2/2008	3/31/2008	753.55	643.97	687.97
4/1/2008	6/30/2008	763.27	686.07	689.66
7/1/2008	9/30/2008	754.38	657.72	679.58
10/1/2008	12/31/2008	671.59	385.31	499.45
1/2/2009	3/31/2009	514.71	343.26	422.75
4/1/2009	6/30/2009	531.68	429.16	508.28
7/1/2009	9/30/2009	620.69	479.27	604.28
10/1/2009	12/31/2009	634.07	562.40	625.39
1/1/2010	3/31/2010	690.30	586.49	678.64
4/1/2010	6/30/2010	741.92	609.49	609.49
7/1/2010	9/30/2010	677.64	590.03	676.14
10/1/2010	11/9/2010	736.77	669.45	725.98

*	As of the date of this free writing prospectus, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 9, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of the underlying index from January 2, 2002 to November 9, 2010 and assumes an Initial Level of 725.98, which was the closing price of the underlying index on November 9, 2010, and a Trigger Level equal to 50% of the Initial Level (the actual Initial Level and Trigger Level will be determined on the Trade Date).

Russell 2000® Index Historical Performance

January 2, 2000 - November 9, 2010

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The graph set forth above shows the historical performance of the underlying index based on the daily closing price of the underlying index. We obtained the closing prices above from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. Historical performance of the underlying index is not an indication of future performance. Future performance of the underlying index may differ significantly from historical performance, either positively or negatively. We cannot give you assurance that the performance of the underlying index will result in the return of any of your initial investment.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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